Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (in thousands, except ratios)

                                                     For the Nine Months Ended
                                                         September 30, 2004
                                                            (unaudited)
                                                     -------------------------
Net income                                                        $   17,154
                                                                    ========
Fixed charges:
      Audit fees                                                          39
      Trustee fees                                                        93
      Administrative and consulting fees                                 907
                                                                    --------
Total fixed charges                                                    1,039
                                                                    --------
Earnings before fixed charges                                      $  18,193
                                                                    --------
Fixed charges, as above                                                1,039
                                                                    --------
Ratio of earnings to fixed charges                                     17.51
                                                                    --------